Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

INNOVEX INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c) and (h)	5,000,000 (3)	$13.95 (2)	$69,750,000.00	0.00015310	$10,678.73
Total Offering Amounts						$69,750,000.00		$10,678.73
Total Fee Offsets								-
Net Fee Due								$10,678.73

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”) of Innovex International, Inc. (the “Registrant”) that become issuable under the Innovex 2025 Long-Term Incentive Plan (the “2025 LTIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on a price of $13.95, which was the average of the high and low sales price per share of Common Stock reported on the New York Stock Exchange on May 22, 2025 (such date being within five business days of the date that this Registration Statement was first filed with the Securities and Exchange Commission).

(3) Consists of 5,000,000 shares of Common Stock available for issuance under the 2025 LTIP.